Exhibit 99.01
Press Release
Commercial Vehicle Group Appoints James Ray as President and Chief Executive Officer
NEW ALBANY, Ohio, December 11, 2023 (GLOBE NEWSWIRE) – Commercial Vehicle Group (“CVG” or the “Company”) (NASDAQ: CVGI), a global leader in the design and manufacturing of electrical systems, vehicle components and accessories, plastic products and robotic assemblies, today announced that its Board of Directors has appointed James Ray as the Company's next President and Chief Executive Officer. On December 20, 2023, he will replace Interim CEO Robert Griffin, who will continue in his role as Chairman of the Board of Directors for CVG.
The appointment of Mr. Ray follows an extensive, global search process led by international, executive search firm Heidrick & Struggles. The Board thanked Mr. Griffin for leading the Company during the search for the permanent President and CEO.
Mr. Ray has served as an Independent Director on CVG’s Board since March 2020 and will remain on the Board as a non-independent director following his appointment as President and CEO. He also currently serves as an Independent Director on the Boards of Leslie’s, Inc. and Spirit AeroSystems, Inc. In addition to his Board roles, Mr. Ray has provided consulting services to Fortune 100 companies and private equity portfolio companies. He brings extensive global and broad-based experience in many of CVG’s key end markets, including electrical systems. Prior to joining CVG’s Board, Mr. Ray served as President, Engineered Fastening at Stanley Black & Decker, Inc. where he held various global industrial P&L and operational leadership roles from 2013 through 2020. Prior to Stanley Black & Decker, he spent more than 25 years in global P&L and engineering leadership roles at TE Connectivity, Delphi, and General Motors.
Mr. Ray earned a bachelor’s degree in electrical and electronics engineering from Howard University and a master’s degree in manufacturing management from Kettering University.
“We have selected a world-class executive with exceptional experience and leadership skills, and he is extraordinarily well-suited to advance our long-term strategy and accelerate growth," said Mr. Griffin. "James is a trusted and growth-oriented leader with extensive management experience in global industries. He is the ideal candidate to lead CVG through its next stage of growth, and we expect a very smooth leadership transition."
Mr. Ray said, “I am honored to be named President and CEO and appreciate the Board's trust and support. I look forward to working with our approximately 8,000 outstanding employees as we execute our strategy to deliver value to our customers and shareholders. I am excited and energized to lead this diverse organization, a business with an impressive global footprint and diversified product portfolio. In my time on the Board, I have only become more convinced by the strength of CVG’s fundamentals, the transformative strategy and our clear growth potential."
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About CVG
At CVG, we deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries, and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.
Investor Relations Contact:
Ross Collins or Stephen Poe
Alpha IR Group
CVGI@alpha-ir.com

Media Contact:
Patrick Woolford
Director, Communications
Patrick.Woolford@cvgrp.com